Table of Contents

Exhibit 4.07

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as "[*]". A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

naphtha Purchase and sale agreement entered into by, on one side, PETRÓLEO BRASILEIRO S.A. – PETROBRAS, and on the other side, by Braskem S.A., in the form below:

PETRÓLEO BRASILEIRO S.A. - PETROBRAS, a mixed-capital company, with main offices at Avenida República do Chile, No. 65, in the city and State of Rio de Janeiro, enrolled in the corporate taxpayer registry under No. 33.000.167/0001-01, herein referred to as PETROBRAS, hereby represented by its Executive Manager of Supply – Marketing and Commercialization, José Raimundo Brandão Pereira, and BRASKEM S.A., with main offices at Avenida Nações Unidas, No. 8501, in the city and State of São Paulo, enrolled in the corporate taxpayer registry under No. 42.150.391/0001-70, herein referred to as BRASKEM, hereby represented by Bernardo Afonso de Almeida Gradin and Luiz de Mendonça, also referred to jointly as the PARTIES  and individually as the PARTY.

Considering that:

•                     PETROBRAS  is the largest producer of naphtha in Brazil and BRASKEM  is the largest consumer of naphtha in Brazil;

•                     PETROBRAS  and BRASKEM  have maintained a continuous commercial relationship since the founding of the companies that currently compose BRASKEM;

•                     PETROBRAS  and BRASKEM  operate in industrial sectors that require long-term planning, and the presence of a lasting contractual relationship between the PARTIES  is fundamental for the sustainability and development of their businesses;

•                     the Parties  are interested in developing a relationship that expands the existing synergies between them;

•                     PETROBRAS, through the Landulpho Alves–Mataripe Refinery, herein referred to as RLAM, has a system integrated with Braskem’s  industrial units in the State of Bahia, which has had a commercial relationship with the PARTIES  for approximately 30 years;

•                     PETROBRAS, through the Alberto Pasqualini Refinery – REFAP S.A., herein referred to as REFAP, has a system integrated with Braskem’s  industrial units in the State of Rio Grande do Sul, which has had a commercial relationship through the PARTIES  for approximately 30 years.

The Parties  have mutually agreed to enter into this Purchase and Sale Agreement, which is governed by the following clauses and conditions:

First Clause — Purpose

1.1.         PETROBRAS  is obligated to sell and deliver to Braskem, and Braskem  is obligated to sell and receive from Petrobras, during the period established in Clause Nine, naphtha petrochemicals, herein referred to as “naphtha” or “product,” in the quantity described in Clause Two and at the quality described in Clause Three, in accordance with the terms and conditions stipulated in this Agreement and in Annexes I, II, and III.

1.2.         Braskem  undertakes not to sell, assign or, in any form, transfer to a third-party naphtha acquired from Petrobras, except by prior agreement between the Parties, and its use is limited to input for its pyrolysis units and/or catalytic reforming, for the purpose of producing petrochemicals.

Second Clause — Quantity

2.1.         The maximum quantity of naphtha that Petrobras  undertakes to sell and deliver to Braskem, and that Braskem  undertakes to purchase and receive from Petrobras, is 418,300 tons.

2.1.1.      In 2010 the Parties will reassess, considering possible advances in the production of naphtha by Petrobras in Brazil, the viability of increasing the maximum monthly quantity effective from January 1, 2011.

2.1.2.      The basic quantity of naphtha to be delivered by Petrobras  at the point of delivery of Braskem’s  units in the State of Bahia, herein referred to as UNIB–BA, is 257,000 tons monthly and at the point of delivery of Braskem’s  units in the State of Rio Grande do Sul, herein referred to as UNIB–RS, is 161,300 tons monthly.

2.1.3.      Petrobras  guarantees the monthly delivery of 110,000 (one hundred ten thousand) tons of a specific type of naphthenic naphtha to UNIB-BA, except for months in which there is a scheduled downtime for the Reform Unit of BRaskem  or the Distillation Unit of RLAM and amounts of paraffinic naphtha that exceed this quantity, in accordance with the specifications presented in Annex I—Quality Specifications.

—The establishment of the Hard Order

2.2.         By the 1st (first) working day of the month (N-2), Braskem  will inform, in writing and in compliance with the minimum and maximum limits provisioned in the table below and the total maximum limit provisioned in item 2.1, the monthly quantities of naphtha that it intends to acquire from Petrobras  in the second subsequent month (N) and in the other five months after this (N+1 to N+5), indicating locations for delivery.

Point of Delivery	Minimum (ton/month)	Maximum (ton/month)
UNIB-BA	110,000	297,000
UNIB-RS	65,000	201,300

2.2.1.      Braskem  may, until the 1st (first) working day of the month (N-1), request a change for a point of delivery at the maximum of 40 (forty) thousand tons of the Hard Order, such as defined in item 2.3, respecting the limits of item 2.2 above.

2.3.         By the 1st (first) working day of the month (N-1), Braskem  will confirm, in writing and respecting the minimum and maximum limits provisioned in the table of item 2.2. and the total maximum limit provisioned in item 2.1., the quantity of naphtha that it intends to acquire from Petrobras  for the subsequent month (N), separated by point of delivery, which will present a maximum variation of more or less than 10% (ten percent) in relation to the purchase order for this same month (N) stated in the previous month (N-2).

2.3.1.      The quantity confirmed will be considered the Hard Order for the subsequent month (N), becoming an obligation to deliver by Petrobras  and to receive by Braskem.

2.3.2.      If Braskem  does not send confirmation or does so after the deadline, the Hard Order to be adopted for the subsequent month (N) will be the quantity previously informed in the previous month (N-2).

—Requests for additional quantities

2.4.         Braskem  may request, at any time, the supply of additional quantities to the Hard Order, falling to Petrobras  to confirm the possibility of additional supplies in the maximum period of 7 (seven) days, from when the request was made by BRaskem.

2.4.1.      Additional quantities accepted by Petrobras  will be incorporated into the Hard Order of the month in question, in which case the maximum limits provisioned in items 2.1. and 2.2 will not be applicable.

—Anticipated quantities

2.5.         Parties  may agree to the supply of quantities superior to the Hard Order in respect of anticipation of the subsequent month (N+1), which will be subject to the effective price in that month (N+1).

2.5.1.      If the referred to price for the month (N+1) has not yet been determined by applying the formula established in Clause Six, the Parties  will define, mutually, the business terms for provisional billing of anticipated amounts.

2.6.         The quantities effectively provided as an advance will be deducted from the Hard Order agreed to for the next month and, as soon as the correct price is known, credit or supplementary notes will be issued in order to correct the provisional billing.

—Quantities not delivered or not received

2.7.         At the end of each month the balance between the Hard Order and quantity actually provided will be assessed.

2.7.1.      The calculation of the amount actually provided will include the naphtha acquired by Braskem  together with Alberto Pasqualini Refinery – REFAP S.A.

2.7.1.1.      At the end of each month, Braskem  must send to Petrobras  a report that proves the effective amount of product that has been sold and delivered by REFAP, which shall be deducted from the total quantity to be delivered by Petrobras.

2.8.         In the event of a balance higher than 5% (five percent) of the Hard Order, the following procedures will be adopted:

2.8.1.      Balances that Petrobras  is responsible for, except for those resulting from Unforeseeable Circumstances or Force Majeure, pursuant to Clause Ten, or scheduled downtime for maintenance of the refinery greater than 5 (five) days and previously informed pursuant to Clause Five, may be incorporated, at the choice of Braskem, to the Hard Order of the subsequent month and will be billed at the effective price of the month incurring the balance (N) or the subsequent month (N+1), whichever is lower.

2.8.2.      Balances that Braskem  is responsible for, except for those resulting from Unforeseeable Circumstances or Force Majeure, pursuant to Clause Ten, or scheduled downtime for maintenance of the refinery greater than 5 (five) days and previously informed pursuant to Clause Five, may be incorporated, at the choice of Petrobras, to the Hard Order of the subsequent month and will be billed at the higher effective price of the month incurring the balance (N) or the subsequent month (N+1), whichever is higher.

2.9.         In the event of balances being equal or below 5% (five percent) of the Hard Order, such balance will be automatically cancelled without burden or penalty to the Parties.

Third Clause—Quality and Inspection

3.1.         The naphtha to be provided by Petrobras  must meet the quality specifications contained in Annex I of this Agreement.

3.1.1.      Petrobras  guarantees the quality of the product to the defined location for each type of sale.

3.2.         Petrobras  will make available to Braskem, prior to the start of delivery of each batch of product or unloading of vessels at the Aratu or Tramandai Terminals, a Test Certificate containing the results of quality specifications.

3.2.1.      In the event of one more results not meeting the agreed-upon quality specifications, the batch of product may only be delivered with the written consent of Braskem.

3.2.1.1.      Acceptance by Braskem  of the specific quantity of product outside the specifications does not imply, under any circumstance, a change to the specifications or the obligation to accept other quantities in this condition.

3.2.1.2.      If Braskem  accepts receipt of a batch of product outside of the specifications and utilizes it in industrial processes, Petrobras  will be exempt from any liability for damages, direct or indirect, or lost profits that occur to Braskem  and/or other consumers supplied by it, due to the use of this product.

3.2.1.2.1.      Regardless of the above subsection, the Parties  may negotiate, prior to supplying the batch of product in question, business terms and responsibility for direct damages.

3.2.1.3.      If Braskem  does not accept receipt of any batch of product outside of specifications, the delivery of this batch will be interrupted pursuant to instructions from Braskem, and Petrobras  will keep Braskem  informed of the actions and expectations for the prompt restoration of normal supply, in accordance with the provisions of items 2.7. to 2.9.

3.2.2.      In the event of Braskem  finding a discrepancy between the results presented in the Test Certificate and the quality of the product received, a formal complaint must be sent, within a maximum period of 2 (two) working days after receipt, to Petrobras  so it may carry out the necessary investigations.  In this event, the continuation of supply of product may only occur with the written consent of Braskem.

3.2.2.1.      Upon the finding of any non-conformity in the quality of the product, Petrobras  will be responsible for any proven, direct damages, up to the limit provisioned in the Thirteenth Clause, except for indirect damages and lost profits of Braskem  and/or other consumers supplied by it, due to the use of this product.

3.2.2.1.1.      Regardless of the provision in the sub-item above, the Parties  may negotiate conditions of liability for direct damages specific to each event.

3.2.2.2.      In the absence of agreement between the Parties  as to differences in relation to the guaranteed quality specifications of the product, a sample of the product will be submitted for review by an Independent Inspection Company, mutually agreed to by the Parties, whose report will be irrevocably accepted, and the costs will be incurred by the Party  found to be in error.

—Appointment of the Independent Inspection Company

3.3.         When it is in the interest of the Parties, an independent Inspection Company, mutually agreed to by the Parties, may be nominated to witness the certification of quality and quantity of the product sent by Petrobras  or received by Braskem, depending on the type of sale.  The costs and fees related to the hiring of such Independent Inspection Company will be equally shared between the Parties.

3.3.1.      The independent inspector must determine the quality and quantity of the product from sampling and analyzing the product in the presence of representatives of the Parties, at the point of transfer of the product, in accordance with the type of sale as defined in this Agreement, before starting loading, unloading or pumping operations.  The inspector must retain samples for a minimum period of 90 (ninety) days after the end of the operation.

3.3.2.      The results of the quantity and quality of the product, determined by the independent inspector, will be considered definitive by the Parties, except for manifest error or fraud, and will serve as the basis for issuing documentation related to the remittance of the product and its billing.

Clause four—Operational proceedings

4.1.         For the purposes of this Agreement various types of trade will be practiced:  “Delivery at Point A” (EXA); “Free to Warehouse” (LPA) or “Deliver to Aratu or Tramandai” (EEA), descriptions of which can be found in Annex II.

4.1.1.      The PArties  may agree to, by means of Amendment, other business terms from those described in this Agreement.

4.2.         The Parties  agree that the operational procedures, such as measuring, transference of property, schedule of delivery, shortages and surpluses, among others, will be defined in Annex II.

Clause Five—Scheduled Downtime for Maintenance

5.1.         Braskem  will notify Petrobras, at least 6 (six) months in advance, of its schedule for general maintenance downtime of units consuming naphtha.

5.2.         Petrobras  will notify Braskem, at least 6 (six) months in advance, of its schedule for general maintenance downtime of its operational units interfering with compliance with this Agreement.

Clause Six—Price

6.1.      The price of naphtha will be calculated by the following formula:

Naphtha = ([*] x Ethylene  + [*] x Propylene  + [*] x Benzene  + [*] x ARA + [*] x Marlim) x Forex

Ket                           Kpr                        Kbz

Wherein:

Naphtha:          monthly price of sales of naphtha, during the month (N) in which billing occurs, in R$/t, paid in full and free from any taxes or tariffs.

Ethylene:         quarterly contract price from the Northwestern Europe ethylene market (Ethylene CP NEW), published by the ICIS, in Euros, converted to US$/t with the exchange rate published by the Central Bank of Brazil.  The application of the formula considers the [*] average of the quotations for the last [*] prior to supply [*].

Propylene:       monthly contract price of the polymer-grade propylene in the U.S. Gulf market (Propylene GP USG), published by the ICIS, in US$/t.  The application of the formula considers the [*] average of the quotations for the last [*] prior to supply [*].

Benzene:         daily spot price of benzene in the U.S. Gulf market (Benzene SP USG), published by Platts, multiplied by a factor of 3.01308 in order to transform US$ cents/gallon to US$/t.  The application of the formula considers the [*] average of the quotations for the last [*] prior to supply [*].

ARA:                daily average price of Physical Naphtha on the Northwestern Europe market (NWE CIF ARA), published by Platts, in US$/t.  The application of the formula considers the [*] average of the quotations for the last [*] prior to supply [*].

Marlim:             daily quotation of Marlim petroleum, published by Platts, multiplied by a factor of 6.72 in order to convert US$/bbl to US$/t.  The application of the formula considers the [*] average of the quotations for the last [*] prior to supply [*].

KET                   Ethylene CP NWE / naphtha ARA

Factor updated for each calendar [*] and calculated as the ratio of the [*] average quotations of Ethylene CP NWE over the last [*] and the [*] average quotations of naphtha NWE CIF ARA over the last [*].

KPR                   Propylene  CP USG / naphtha ARA

Factor updated for each calendar [*] and calculated as the ratio of the [*] average quotations of Propylene CP USG over the last [*] and the [*] average quotations of naphtha NWE CIF ARA over the last [*].

KBZ                   Benzene SP USG / nafta ARA

Factor updated for each calendar [*] and calculated as the ratio of the [*] average quotations of Benzene SP USG over the last [*] and the [*] average quotations of naphtha NWE CIF ARA over the last [*].

Forex:              average daily prices for the sale of U.S. dollars released by the Central Bank of Brazil, in the period between the first and last day of the month (N-1).

6.1.2.      In the event of temporary unavailability or permanent discontinuation of quotation disclosure from Platts and/or ICIS or if they cease to be indicators that best reflect prices in the region, a new reference source, mutually agreed to by the parties, will be used.

6.2.         The naphtha selling price, calculated by the formula in item 6.1, to be applied in the month (N) must comply with the following limits:

6.2.1.      If the value resulting from the formula, in US$/t, before conversion into R$/t, is higher than [*] times the [*] average quotations of Physical Naphtha (NEW CIF ARA) over the previous [*], the naphtha selling price, in US$/t, will be equal to [*] times the [*] average quotations of Physical Naphtha (NEW CIF ARA) over the last [*].

6.2.2.      If the value resulting from the formula, in US$/t, before conversion into R$/t, is less than [*] times the [*] average quotations of Physical Naphtha (NEW CIF ARA) over the previous [*], the naphtha selling price, in US$/t, will be equal to [*] times the [*] average quotations of Physical Naphtha (NEW CIF ARA) over the last [*].

6.3.         ANNEX III—Pricing  illustrates the steps to calculate the monthly selling price of naphtha.

6.4.         The selling price of paraffinic naphtha, determined in accordance with the formula and conditions described in items 6.1 and 6.2, will be adjusted in accordance with its quality, based on paraffinicity, by volume.

6.4.1.      The selling price of paraffinic naphtha is to be increased by US$[*]/t per percentage point of paraffin content above [*]% and reduced by US$[*]/t per percentage point of paraffin content below [*]%.  For the interval between [*]% and [*]% there will be no accrual or discount.

6.5.         The selling price of naphthenic naphtha, determined in accordance with the formula and conditions described in items 6.1 and 6.2, will be adjusted in accordance with its quality, based on naphthenicity and aromaticity, by volume.

6.5.1.      The selling price of naphthenic naphtha is to be increased by US$[*]/t per percentage point of combined naphthenic  content and aromaticity above [*]% and reduced by US$[*]/t per percentage point of combined naphthenic  content and aromaticity below [*]%.  For the interval between [*]% and [*]% there will be no accrual or discount.

Clause seven—Taxes

7.1          Any taxes incurred or that may be created and that are owed as a result of direct or indirect supply of naphtha, as well as any effects of legislative changes that may create, terminate or modify taxes and tariffs now in force and applicable to the purpose of this contract will be the sole responsibility of each contributing party, as determined by law.

Clause eight—Credit, billing and payment

—The granting of credit

8.1          For the granting and maintaining of a credit line from Petrobras, Braskem  must present, whenever requested, statutory financial statements to permit Petrobras  to carry out analysis of its financial performance; Petrobras  guarantees the secrecy and confidentiality of such information.

8.2.         If the result of the analysis mentioned in section 8.1 so requires, Petrobras  may request additional guarantees to support payments in regards to supplying by installment.

8.3.         If Braskem  does not provide the additional guarantees requested in 15 (fifteen) days from the request of Petrobras, Petrobras  may decide to not concede, suspend the credit line or restrict the limit effectively presented, through prior communication to Braskem, with a minimum advance notice of 48 (forty-eight) hours.

—Billing

8.4.         Sales will be billed based on price in full, as defined in Section Six, plus federal, state and/or municipal taxes, as required by law.

8.5.         The billing of product sold will be made in reais  per kilogram immediately after each delivery, based on the calculation of quantities ascertained at the measuring points described in item 1 of Annex II, for their respective trading arrangements and the prices in effect on the dates defined below:

8.5.1.      EXA, LPA, EEA at the effective price at the end of pumping the product.

8.5.1.1.      In the event of EEA billing to be realized at the loading port, the price in effect at the end of loading will be used.

8.5.2.      The EXA type will be considered the standard method of trading, whereas the application of different modalities must occur by mutual agreement between the Parties.

8.6.         Whenever a Credit Note is issued as a result of adjustment to sales transaction (partial cancelation), Braskem  undertakes to issue a Declaration of Non-Use of Tax Credit, in order to enable the recovery of any tax charged and/or collected in excess from Petrobras, as well as perform any act which is required for such recovery.

8.6.1.      In the event Braskem  does not issue a Declaration of Non-Use of Tax Credit, the Credit Note will be issued at a value net of all taxes.

—Payment

8.7.         If it does not have a credit limit at the time of a scheduled delivery of product, Braskem  must make deposits in an amount equal to the amount of product it intends to acquire, based on the price in effect at the time of deposit.

8.7.1.      Braskem  is obliged to present to Petrobras  proof of financial deposit, before the date provisioned for the start of supply, the carrying out of which is subject to confirmation of such deposit in the account indicated by Petrobras.

8.7.2.      The deposit referred to in item 8.7 will not be construed as effecting payment, since the price of the product will be determined at the moment of transfer of possession and ownership of the product, pursuant to item 8.5.

8.8.         If it has a credit limit with Petrobras  at the time of a scheduled delivery of product, Braskem  may choose to pay over a certain time period or upon the presentation of the respective invoice.

—Term of payment

8.9.         The term of payment will be established between the parties, respecting the available credit limit.

8.9.1.      Under this method, the term of payment will be counted from the date of the product’s shipment contained in the invoice.

8.9.2.      The prices, taxed in accordance with the provisions of item 8.4, will accrue financing charges calculated pro rata for the agreed term of payment and based on the monthly fee previously communicated, in writing, by Petrobras.

8.9.3.      The Parties will define, by the 20th of the month prior to supply (N-1), the term of payment for supply to be practiced in month (N).  This not being defined, the term of payment used in the previous month will prevail.

—Presentation of invoice

8.10.       If Braskem  chooses the presentation of an invoice, the term of payment will be 1 (one) day for the titles related to invoices provided by Petrobras  by 2:00 pm (two o’clock in the afternoon) of the location of billing and 2 (two) days for invoices issued after this time.

8.10.1.    Under this method, the term of payment will be counted from the date the invoice issued.

8.10.2.    The prices, taxed in accordance with the provisions of item 8.4, will accrue financing charges calculated pro rata for a period of 2 (two) days and based on the monthly fee previously communicated, in writing, by Petrobras.

—Default

8.11.       In the event of default by Braskem  concerning the settlement of invoices, Petrobras  will have the right to adopt the methods described below, in addition to reasonable legal fees.

8.11.1     Delayed payments, not previously agreed to, are subject to arrears charges in effect for the respective month, considering the period between the date of maturity and date of payment, calculated pro rata.

8.11.2.    Any delay in payment by Braskem, not previously agreed to, confers to Petrobras  the right to suspend the supply of product until settled or the credit limit of Braskem.

8.12.       Factoring and/or the transfer, from Braksem  to any third-party, of cash sales slips or other payment documents issued by Petrobras  is strictly forbidden, if for the payment of product purchased.

Clause nine—term

9.1.         The term of this agreement is 5 (five) years, from March 1, 2009, being considered tacitly renewed for a single period of 5 (five) more years if neither Party  formally, in writing, declares the contrary within at least 1 (one) year prior to the end of the term of this Agreement.

9.2.         The termination of this agreement, in and of itself, will not extinguish pending rights and obligations, or make ineffective the Jurisdiction or Secrecy and Confidentiality Clauses, which will continue to be in effect for the periods established herein or provided by law.

Clause Ten—unforeseeable circumstances and force majeure

10.1.       The Parties will not be liable for the breach of obligations or losses arising from unforeseeable circumstances or force majeure, pursuant to Article 393 of the Brazilian Civil Code, in which case either of the Parties may rely upon contractual resolution of the agreement.

10.2.       In the event of interruptions in the delivery and pickup periods arising from events characterized by unforeseeable circumstances or force majeure, the term of the agreement will be extended.

10.3.       Upon the occurrence of circumstances that justify the invocation of the existence of unforeseeable circumstances or force majeure, the PArty  that is unable to fulfill its obligations must immediately inform the other, in writing, of the occurrence and its consequences.

10.4.       Upon the occurrence of circumstances that justify the invocation of the existence of unforeseeable circumstances or force majeure, the Parties  will independently cover their respective losses.

10.5.       If the reason for delay or its cause lasts for more than ninety (90) consecutive days, any one of the parties  may notify the other, in writing, of the termination of this Agreement, under the same conditions stipulated in item 10.4 above.

Clause Eleven—excessive burden, economic-financial imbalance of the agreement and exception of the agreement not fullfilled

11.1.       In case of a supervening and unpredictable situation causign excessively burdensome conditions for one of the PARTIES, the aggrieved PARTY may request termination of this Agreement. However, the PARTIES  may maintain this Agreement in effect should they reach an agreement upon negotiation with regard to revision of the contractual conditions or provisions for performance thereof.

11.2.       In case of a supervening, extraordinary and unpredictable fact affecting the original economic and financial contractual conditions hereof, the PARTIES shall renegotiate their conditions in order to return to the original contractual balance, taking into consideration the evidence submitted by the PARTIES.

11.3.       After the Agreement is signed, if a PARTY  incurs a decrease in its equity, capable of jeopardizing or rendering the provision to which it was bound doubtful, the other party may refuse to observe the provision dependent thereon, until the former takes the required steps to rectify the situation or offer sufficient guarantee that it shall rectify it.

Clause twelve—Termination

12.1.       Any of the parties may terminate this Agreement under the following situations:

12.1.1.    When after being notified for nonperformance of any of the Clauses or conditions herein, the defaulting PARTY  fails to adopt within a thirty (30) days’ term from the notice, the necessary measures for correction of the violation committed;

12.1.2.    Bankruptcy, judicial or extrajudicial liquidation, decreed or ratified, of any Party;

12.1.3.    Assignment or transfer in whole or in part without prior written consent of the other PARTY of the rights and obligations attributed herein, except in the case of a company belonging to the same economic group;

12.1.4.    Assignment or the offer to guarantee in whole or in part of any credits related to or originating from this Agreement, except in the event of prior written consent of the other PARTY;

12.1.5.    Occurrence of a proven event of force majeure or unforeseeable circumstance that hinders the continuation of this Agreement, pursuant to item 10.5;

12.1.6.    Dissolution of the corporate structure of any of the PARTIES;

12.1.7.    Change in the corporate structure or change of the company’s purpose that may conflict with the subject matter hereof;

12.1.8.    Ratification of any extrajudicial reorganization plan or the granting of judicial reorganization, if BRASKEM  fails to provide sufficient bond to guarantee the performance of the contractual obligations, at the discretion of PETROBRAS.

12.2.       Instead of terminating this Agreement, after the term referred to in sub-item 12.1.1 has elapsed, the aggrieved PARTY  may suspend its performance for the term it deems necessary, so that the defaulting PARTY  remedies the contractual Clause(s) violated.

12.3.       Any forbearance with regard to nonperformance by the PARTIES of the obligations, conditions and terms set out herein shall not entail an amendment to or novation of the provisions agreed on herein.

12.4        Should the Agreement be terminated, the defaulting PARTY  shall be held liable under the law and the agreement for violation or improper performance hereof and which has caused such termination.

Clause thirteen—liabilities

13.1.       The liability of Parties for losses and damages will be limited to direct damages in accordance with the Brazilian Civil Code and applicable laws, excluding indirect damages and lost profits, proven direct damages being limited to, per event, 30% (thirty percent) of the value of supplied product over the last 12 (twelve) months prior to the date in which the damage had occurred.

13.1.1.    In the of event of direct damages caused in the first 12 (twelve) of this agreement, the liability limit referred to in the previous item will be calculated on the basis of the monthly average already billed multiplied by 12 (twelve).

13.1.2.    The PARTIES shall be ensured a right of recourse in case one of them is required to redress under article 927, sole paragraph of the Brazilian Civil Code any damage caused by the other PARTY to third parties, and in such event, the cap set out in the item above shall not apply.

13.1.3.    The amounts actually obtained by a third party in or out-of-court shall be subject to recourse, in addition to all expenditures involved, such as court costs, fees of counsel, extrajudicial costs, etc.

Clause fourteen—assingment

14.1 .      This Agreement may not be assigned in whole or in part by the PARTIES, without prior written consent of the other PARTY, and it shall be binding on their successors as regards the performance of the obligations.

Clause fifteen—secrecy and confidentiality

15.1.       The terms of this Agreement and all information disclosed by virtue of the terms contained herein, except for inquiries of their existence, shall be afforded confidential treatment and such confidentiality shall last for 5 (five) years after termination of the Agreement.

15.2.       Nonperformance of the confidentiality and secrecy obligation shall entail:

a)            the Termination of this Agreement, if in effect;

b)            in any event, liability for losses and damages; and

c)            adoption of legal remedies and applicable sanctions under Law 1,355/94, its annexes and other applicable laws.

15.3.       As reasons for exception to the obligation of confidentiality, only the occurrence of the following events of nonperformance shall be deemed legitimate:

a)            The information already known prior to the arrangements for contracting, irrespective of it being direct or through a legal proceeding;

b)            There was prior and express consent of PETROBRAS and BRASKEM, upon authorization of the most important body in charge of the Agreement of both PARTIES, as to the release of the obligation of confidentiality and secrecy;

c)            The information was proved to be obtained by another source legally and lawfully, irrespective of the Agreement;

d)            Judicial or government order for cognizance of the information, provided that notified forthwith to PETROBRAS or BRASKEM, prior to the release, and upon request of court secrecy in the judicial and/or administrative handling thereof.

CLAUSE SIXTEEN—REPRESENTATIONS OF THE PARTIES

The PARTIES  hereby represent that:

16.1.       they are cognizant of the rules contained in article 157 of the Brazilian Civil Code, and no fact or obligation that may be typified as an injury is present in this contracting;

16.2.       the obligations assumed are hereby acknowledged by both parties as manifestly proportional;

16.3.       the proportionality of the provisions assumed ensue from amounts in effect at the time that this Agreement was executed;

16.4.       they are cognizant of the circumstances and rules guiding this legal agreement and have experience in the activities attributed thereto under this Agreement;

16.5.       they exercise their freedom to contract, with due regard for the precepts of public order and the principle of social role of this Agreement, which also meets the principle of economy, reasonableness and opportunity, thus enabling attainment of the corresponding corporate purposes by the PARTIES and corporate activities, and consequently serving the entire society;

16.6.       they shall always observe the principles of good faith and honesty in the performance of this Agreement, which shall also be present in the negotiation and in the execution hereof;

16.7.       this Agreement is signed upon strict observance of the principles set out in the preceding sub-items, and in no event shall it permit abuses of the rights contained herein;

16.8.       In case of annulment of any provision hereof, the remaining contractual provisions shall be valid and so the validity of the legal agreement signed herein shall not be affected in its general terms;

16.9.       Upon its signature, this Agreement shall prevail, thus replacing any arrangements whether in writing or orally previously held between the PARTIES with regard to the purpose hereof.

16.10.     The PARTIES undertake to maintain the policy on Industrial Safety, Environment and Occupational Health consistent with the legal rules in effect in Brazil, as well as to maintain a conduct consistent with the principles of social responsibility.

Clause seveenteen—general provisions

17.1 . The following EXHIBITS are integral parts hereof:

Annex I—Technical Specifications

Annex II—Operational Procedures

Annex III—Price Calculation

17.2.       In case of conflict between the terms of this Agreement and its exhibits, the provisions of this Agreement shall always prevail.

17.3.       Any amendment in any way to the terms hereof, also by reason of supervening facts or opportunities imposing review of the preliminary provisions shall only be formalized upon a written amendment.

17.4.       The PARTIES undertake to exert their best efforts to address any events not contemplated hereby through direct understandings between them by mutual agreement, based upon the analogy, habits and general principles of business.

17.5.       The correspondence referring to this Agreement, including place of payment, shall be sent to the addresses stated below, and the Contracting Parties are entitled to state other addresses in writing:

Petróleo Brasileiro S.A. - PETROBRAS

Gerência de Comércio de Nafta e Matérias Primas Industriais

Av. República do Chile, 65 _190 andar, sala 1901

CEP 20031-912 Rio de Janeiro-RJ

Email: materiasprimas@petrobras.com.br

BRASKEM S.A.

Rua Eteno, 1561, Pólo Petroquímico de Camaçari

CEP 42810-00

Camaçari - BA - Brasil

FAX: (71) 3413-2098

Email: materiasprimas@braskem.com.br

17.6.       In the event of dates linked to this Agreement or its Annexes occurring on weekends or holidays, these dates will be postponed to the following business day.

17.7.       From the date of this agreement entering into force, the PARTIES agree to terminate the Raw Material Supply Agreement entered on February 23, 1996, between PETROBRAS and COPESUL – Companhia Petroquímica do Sul, and the Parties must reciprocally fulfill all obligations outstanding on that date, originating from such Agreement.

CLÁUSULA DÉCIMA OITAVA - FORO

18.1.       The Central Court in the Judicial District of the Capital of the State of Rio de Janeiro is hereby elected to settle any issues arising out of the performance hereof, with the exclusion of any other court, however appropriate it may otherwise be.

IN WITNESS WHEREOF, the PARTIES sign this Naphtha Purchase and Sale Agreement, jointly with the witnesses below, in 2 (two) counterparts of equal content and form, for one sole effect.

Rio de Janeiro, July 24, 2009.

                     /s/José Raimundo Brandão Pereira
José Raimundo Brandão Pereira
Executive Manager of Supply – Marketing and Sales
PETRÓLEO BRASILEIRO S.A. – PETROBRAS

                     /s/Bernardo Afonso de Almeida Gradin
Bernardo Afonso de Almeida Gradin
Chief Executive Officer
BRASKEM S.A.

                      /s/Luiz de Mendonça
Luiz de Mendonça
Director
BRASKEM S.A.

Witnesses:

/s/Hardi Luiz Schuck Name: Hardi Luiz Schuck	/s/Guilherme Pontes Galvão França Name: Guilherme Pontes Galvão França

Annex I—Technical Specifications

1. Paraffinic Naphtha

Characteristics	Unit	Method	Specification
Density 20/4°C	—	ASTM-D-4052	0.66 -0.72
PID	°C	ASTM-D-86	Annotate
5%	°C	ASTM-D-86	Annotate
10%	°C	ASTM-D-86	Annotate
20%	°C	ASTM-D-86	Annotate
30%	°C	ASTM-D-86	Annotate
50%	°C	ASTM-D-86	Annotate
70%	°C	ASTM-D-86	Annotate
90%	°C	ASTM-D-86	Annotate
95%	°C	ASTM-D-86	Annotate
PFD	°C	ASTM-D-86	190 max
Distillation residue	%Vol	ASTM-D-86	1.5 max
Cor	Saybolt	ASTM-D-156	20 min
Vapor Pressure (PVR)	psi	ASTM-D-323	12.5 max
Sulfur	ppmm	ASTM-D-4045	400 max
Iron	ppbm	UOP-350	300 max
Lead	ppbm	UOP-350	20 max
Copper	ppbm	UOP-350	10 rnax
H2S	ppmm	UOP-163	10 max
Total Chloride	ppmm	ASTM-D-5808	5 max
Total Paraffinicity(1)	%vol	ASTM-D-5134	65 min
N-Paraffinicity(	%vol	ASTM-D-5134	Annotate
l-Paraffinicity(	%vol	ASTM-D-5134	Annotate
Olefins	%vol	ASTM-D-5134	1 max
Naphthenics	%vol	ASTM-D-5134	Annotate
Mehtanol	ppm	CONTEC-n-2448	10 max
Ethanol	ppmm	CONTEC-n-2448	100 max
MTBE	ppmm		60 max
CS2(2)	ppmm	ASTM-D-5504	7 max
Mercury(3)	ppbm	—	—

(1)           Braskem maynot refuse to receive naphtha with paraffinicity below the minimum specification due to the price adjustment set forth in item 6.4 of this Agreement.

(2)           Due to the current inability to verify this parameter in the laboratories of Petrobras, the Parties will agree to a minimum period for this item to come to be included in technical specifications.

The Parties agree to control the specification of CS2 based on the moving average weighted by the quantity of each batch over the last 30 (thirty) days of supply, establishing a maximum average value of 7 (seven) ppm as a limit, the maximum limit for individual batches being 15 (fifteen) ppm.  If the moving average for the last 30 (thirty) days exceeds 7 (seven) ppm, the maximum unit per batch will come to be 10 (ten) ppm.

The CS2 specification will only be applied to naphtha delivered to UNIB-BA.  The Parties  agree to include the CS2 specification to naphtha delivered to UNIB-RS and assess its limits if Braskem  verifies the occurrence of a problem related to this item.

(3)           The Parties will both monitor, based on analysis carried out by Braskem, the mercury content of naphtha supplied by Petrobras.  If it’s verified that monthly average of mercury content in naphtha supplied by Petrobras exceeds the limit of 5 ppb, the Parties will define by mutual agreement the inclusion of this technical quality specification item.

2. Naphthenic Naphtha

Characteristics	Unit	Method	Specification
Density 20/4°C	—	ASTM-D-4052	0.66 -0.72
PID	°C	ASTM-D-86	Annotate
5%	°C	ASTM-D-86	Annotate
10%	°C	ASTM-D-86	Annotate
20%	°C	ASTM-D-86	Annotate
30%	°C	ASTM-D-86	Annotate
50%	°C	ASTM-D-86	Annotate
70%	°C	ASTM-D-86	Annotate
90%	°C	ASTM-D-86	Annotate
95%	°C	ASTM-D-86	Annotate
PFD	°C	ASTM-D-86	190 max
Distillation residue	%Vol	ASTM-D-86	1.5 max
Cor	Saybolt	ASTM-D-156	20 min
Vapor Pressure (PVR)	psi	ASTM-D-323	12.5 max
Sulfur	ppmm	ASTM-D-4045	400 max
Iron	ppbm	UOP-350	300 max
Lead	ppbm	UOP-350	20 max
Copper	ppbm	UOP-350	10 rnax
H2S	ppmm	UOP-163	10 max
Total Chloride	ppmm	ASTM-D-5808	5 max
Total Paraffinicity	%vol	ASTM-D-5134	65 min
Normal-Paraffinicity(	%vol	ASTM-D-5134	Annotate
lso-Paraffinicity(	%vol	ASTM-D-5134	Annotate
Olefins	%vol	ASTM-D-5134	1 max
Naphthenics + Aromatics (1)	%vol	ASTM-D-5134	Annotate
Naphthenics	%vol	ASTM-D-5134	Annotate
Aromatics	%vol	ASTM-D-5134	Annotate
Mehtanol	ppm	CONTEC-n-2448	10 max
Ethanol	ppmm	CONTEC-n-2448	100 max
MTBE	ppmm		60 max
CS2(2)	ppmm	ASTM-D-5504	7 max
Mercury(3)	ppbm	—	—

(1)           Braskem maynot refuse to receive naphtha with the sum content of naphthenics and aromatics below the minimum specification due to the price adjustment set forth in item 6.5 of this Agreement.

(2)           Due to the current inability to verify this parameter in the laboratories of Petrobras, the Parties will agree to a minimum period for this item to come to be included in technical specifications.

The Parties  agree to control the specification of CS2 based on the moving average weighted by the quantity of each batch over the last 30 (thirty) days of supply, establishing a maximum average value of 7 (seven) ppm as a limit, the maximum limit for individual batches being 15 (fifteen) ppm.  If the moving average for the last 30 (thirty) days exceeds 7 (seven) ppm, the maximum unit per batch will come to be 10 (ten) ppm.

The CS2 specification will only be applied to naphtha delivered to UNIB-SA.  The Parties  agree to include the CS2 specification to naphtha delivered to UNIB-RS and assess its limits if Braskem  verifies the occurrence of a problem related to this item.

[W&C Draft Redaction for CTR: April 4, 2012]

(3)           The Parties will both monitor, based on analysis carried out by Braskem, the mercury content of naphtha supplied by Petrobras.  If it’s verified that monthly average of mercury content in naphtha supplied by Petrobras exceeds the limit of 5 ppb, the Parties will define by mutual agreement the inclusion of this technical quality specification item.

ANNEX II – OPERATIONAL PROCEEDINGS

1 – MODE OF COMMERCIALIZATION

1.1       To carry out the object of this Agreement shall be applied to marketing arrangements “Delivery at Point A” (Entrega no Ponto A—EXA), “Free to Store” (Livre para Armazém—LPA), or “Delivery at Aratu Tramandai” (Entrega em Aratu ou Tramanaí—EEA), described according to the following tables:

Term Identity			Load Transportation
Initials	Name	Description	Mode of Transportation	Freight Payment or Transportation Tariff	Boarding	Insurance	Landing
EXA	Delivery at point A	Braskem assumes the risks and expenses from point “A” on of the Petrobras supply unit (terminal ou refinery). The quality warranty ceases at point “A.”	Pipeline	Place of origin	At point “A”	At point “A”	At point “A”
LPA	Free to Store	Petrobras assumes all expenses and risks until the delivery of the product in the industrial unit of Braskem. Also at this point the quality warranty ceases.	Pipeline	Petrobras	N/A	Optional	N/A
EEA	Delivery at Aratu Tramandai	Petrobras assumes all boarding expenses, risks and responsibilities until the delivery in the landing of the ship in the destination port	Waterway	Petrobras	Petrobras	Optional	Petrobras

Term Identity			Load Transportation
Initials	Name	Description	Location of Quantity Measurement	Location of Quality Inspection	Location of Quality Warranty	Location of Risks and Properties Transfer	Location of Ownership Transfer
EXA	Delivery at point A	Braskem assumes the risks and expenses from point “A” on of the Petrobras supply unit (terminal ou refinery). The quality warranty finishes at point “A.”	Place of origin, preferably at Petrobras EMED	Place of origin	At point “A”	At point “A”	At point “A”
LPA	Free to Store	Petrobras assumes all expenses and risks until the delivery of the product in the industrial unit of Braskem. Also at this point the quality warranty ceases.	Place of origin, preferably at Petrobras EMED	Place of origin	intake flange on the basis of the destination	intake flange on the basis of the destination	intake flange on the basis of the destination
EEA	Delivery at Aratu Tramandai	Petrobras assumes all boarding expenses, risks and responsibilities until the delivery in the landing of the ship in the destination port	Petrobras premises, preferably at EMED	Petrobras premises at place of origin	discharge flange of the vessel at the port of destination	discharge flange of the vessel at the port of destination	discharge flange of the vessel at the port of destination

2 – TRANSFER OF PROPERTIES AND RISKS

 - Property Transfers

2.1.      In the EXA mode of commercialization, the transfer of product properties will occur downstream to Point “A” of the PETROBRAS supply unit.  This mode applies to the quantities transported through:

a)    Pipeline III, interconnecting Transpetro-BA to UNIB-BA in Camaçari, BA.

b)    Pipeline ORSUL 14,” interconnecting REFAP to UNIB-SR in Triunfo, RS.

2.2.      In the LPA mode of commercialization, the product properties transfer will occur downstream to the intake flange of the BRASKEM industrial unit. This mode applies to the quantities transported through pipeline I, interconnecting RLAM to BRASKEM industrial unit in Camaçari, BA.

2.3. In the EEA mode of commercialization, the product properties transfer will occur downstream to the discharge flange of the vessel in the destination port.

 - Risk Transfers

2.5.      From the properties transfer point defined for each mode of commercialization, the risks for loss of quality, quality depreciation and third party risks will be automatically transferred from PETROBRAS to BRASKEM.

2.6.      The environmental risks shall comply with the provisions of Brazilian Environmental Legislation.

3 – SUPPLY PROGRAM

3.1. Monthly Schedule:

3.1.1 Until the [*] of each month (N=-1), PETROBRAS will inform, in writing, the final schedule of vessels, with the respective quantity by naphtha type (paraffinic/naphthenic) intended for BRASKEM, provisioned to the month (N). This schedule will ensure the proportionality of diary deliveries, so that the agreed quantity in item 2.1 of the Agreement can be delivered within the month.

3.1.2. The sent schedule will be updated weekly and might be altered during the term by PETROBRAS, if BRASKEM’s operational continuation is guaranteed and the delivery of the quantity according to the agreed type of naphtha. There must be notice of at least 15 days between the indication of the ship, its amount and type of naphtha and estimated date of arrival. The same period must be applied for the notice of pumping by quantity and type of naphtha to be delivered by the RLAM.

3.1.3. Any changes in scheduling may be accepted within the discretion of BRASKEM, less than 15 (fifteen) days except for REFAP production, whose forecast pump can be updated weekly, preferably on Mondays.

3.1.4. BRASKEM commits itself to inform the daily consumption preview for the 30-day period.

3.1.5. The quantity differences presented in the month will be treated in compliance with items 2.7, 2.8 and 2.9 of the Agreement.

3.2 Program to unload vessels at the Raw Material Port, in Aratu (TMP)

3.2.1 On or before the 20th of each month (N-!) BRASKEM shall present three tracks for the operation of ships in Aratu, and PETROBRAS shall choose two of the three tracks to operate its vessels.

3.2.2. The month schedule presented by PETROBRAS shall include the lots for docking in Aratu (TMP), and it is BRASKEM’s responsibility to confirm the number of vessels that can operate based on the tracks chosen by PETROBRAS.

3.2.3. The operating tracks might be altered in mutual agreement between the PARTIES.

3.2.4. BRASKEM may, at its sole discretion, charge PETROBRAS a fee for the use of TMP.

3.2.5. The maximum fee charged by BRASKEM for the operations at Aratu terminal will be [*]% ([*] percent) of the fee published by Transpetro for the operation of naphtha vessels in the Madre de Deus Terminal.

3.2.6. If it is necessary to operate the PETROBRAS vessel from the agreed tracks, BRASKEM may, at its sole discretion, charge PETROBRAS for the travel and demurrage expenses caused by program change.

3.3 Nomination of an independent inspector and determination of quantity and quality operations in TMP:

3.3.1. The PARTIES shall appoint an independent inspector, by mutually agreement, to witness the certification of quality and quantity of product received by BRASKEM. The costs and fees related to the hiring of this independent inspector shall be shared equally between the PARTIES.

3.3.2. The independent inspector should establish the amount of the product and make the collection of representative samples of product quality.

3.3.3. In the event of any discrepancy be found between the results of the amount calculated at the origin, the procedures adopted will be arranged on items 5.5 to 5.7 of Annex II.

3.3.4. In the event that BRASKEM finds any discrepancy between the results presented in the quality test certificate issued at the origin and quality of the product specified in the destination, it will apply the procedures described in section 3.2.2 of the Agreement.

4 – MEASUREMENT

 - Mode of Commercialization “Delivery at Point A” (EXA) and “Free to Store” (LPA)

4.1 The measurement of quantities of naphtha supplied to BRASKEM in modes of commercialization EXA and LPA, will be made, preferably, by the properties measuring station (EMEO) owned by PETROBRAS, based on calibrated standards from INMETRO and installed in the area of Supplier Unit of PETROBRAS

4.1.1. The final determination of quantities of products supplied by PETROBRAS will be conducted in bulk for billing purposes.

4.1.2. The verification of the quantities may be done daily by PETROBRAS and BRASKEM in their respective measurement stations or computers directly connected to the controllers of measurement stations. PETROBRAS and BRASKEM may exchange information on the quantities found, on the same day of the reading, except weekends and holidays, monitoring on a daily basis any deviation between the measurement systems.

4.1.3. The closing time of balance billing amounts provided shall be agreed between the companies.

4.1.4. To calculate the quantities through EMED, the Manual of Petroleum Measurement Standards, Chapter 12.2, Calculation of Liquid Petroleum Quantities Measured by Turbine or Displacement Meters, First Edition (ANSI / API MPMS 12.2) will be followed.

4.1.5. The calibration of the measurer used for billing EMED should be carried out by a tester.

4.1.6. PETROBRAS will be responsible for operation, maintenance and replacement of components of EMED, being allowed to access the representatives of BRASKEM to follow to the installation.

4.1.7. The calibration of the EMED measurer will be made by PETROBRAS, based on its utilization factor, the frequency observed minimum of one (1) month, always at BRASKEM notice of at least 5 (five) working days in advance, in order to enable that, if desired, to be represented for monitoring works.

4.1.8. In the absence of a representative of BRASKEM, PETROBRAS will calibrate the measurer, without BRASKEM rights to present any claims about this procedure, and PETROBRAS shall provide a copy of Calibration Report, including Meter Factor graphics.

4.1.9. BRASKEM may request extra calibration of any EMED equipment, upon notification, and if equipment is found to be adjusted, the costs of calibration are charged BRASKEM.

4.1.10. When monitoring of calibrations carried out according to the criteria of the Manual of Petroleum Measurement Standards Chapter 13: Statistical Aspects of Measuring and Sampling, Section 2 - Methods of Evaluating Meter Proving Data, American Petroleum institute, indicate the need, many calibrations additional as needed will be made, without necessarily notice to BRASKEM.

4.1.11. In any of the situations described in the previous two sub-items PETROBRAS will place the updated copy of the Report of Calibration available to BRASKEM.

4.2. In cases of proven impossibility of measuring by PETROBRAS EMED, the measurement for billing purposes shall be made based on the indications of EMED BRASKEM, provided it is calibrated based on standards traceable to INMETRO with accompanying measurements and / or calibration by the representatives of PETROBRAS.

4.2.1. To calculate the quantities through EMED will be followed the Manual of Petroleum Measurement Standards, Chapter 12.2, Calculation of Liquid Petroleum Quantities Measured by Turbine or Displacement Meters, First Edition (ANSI / API MPMS 12.2), or APL MPMS 5.6 Manual 01 Petroleum Measurement Chapter 5-Metering Standards, Section 6 - measurement of Liquid Hydrocarbons by Coriolis Meters or other chapter from the Handbook of Petroleum Measurement Standards, as the measurement principle being applied.

4.2.2. The calibration of the EMED measurer used for billing should be carried out by a tester.

4.2.3. BRASKEM is responsible for the operation, maintenance and replacement of components of EMED, being allowed access to representatives of PETROBRAS for monitoring to the installations.

4.2.4. The calibration of the EMED measurer will be made by BRASKEM, based on its utilization factor, respecting the frequency of one (1) month, always warning PETROBRAS, at least five (5) working days in advance, in order to enable it, if desired, to be represented for the monitoring works.

4.2.5. In the absence of a representative of PETROBRAS, BRASKEM will make the calibration of the measurer, without PETROBRAS right to claim on this procedure, and provide a copy to PETROBRAS of the Calibration Report, including the Meter Factor graphics.

4.2.6. PETROBRAS may request any extra calibration EMEO equipment upon notification, and if equipment is found to be adjusted, the costs of calibration are charged of PETROBRAS

4.2.7. When monitoring of calibrations carried out according to criteria of the Manual of Petroleum Measurement Standards Chapter 13: Statistical Aspects of Measuring and Sampling, Section 2 - Methods of Evaluating Meter Proving Data, American Petroleum Institute, indicate the necessity, additional calibrations shall be made, without necessarily be prior notice to BRASKEM.

4.2.8. In any of the situations described in the previous two sub-items BRASKEM will place the updated copy of the Report of Calibration available to PETROBRAS.

4.3 In cases of proven impossibility of measuring through EMEDs of PETROBRAS and BRASKEM, quantification for billing purposes shall be made based on measurements of the tanks of BRASKEM or PETROBRAS, in that order of preference, performed according to the Ordinances of the former National Institute of Weights and Measures (INPM), effective for quantitative calculation of derivatives using liquid and for calculations of quantities, the official table of the CNP (Tables Correcting densities and Volumes of Petroleum Products, Resolution 6-70, of June 25, 1970).

4.3.1. The PARTIES undertake to keep their tanks for sale in good measurement condition, with tonnage certificates issued by INMETRO, within the period of validity as well as measuring instruments (automatic level measurers radar type or automatic level measurer with servo-operated shifter , automatic temperature measurer ,measuring tape, thermometers and hydrometers) calibrated based on standards traceable to INMETRO.

4.3.2. In the case of the use of automatic level and temperature measurer, they should be properly validated by PETROBRAS or BRASKEM, as well as the tank to be used, and follow the criteria of the Manual of Petroleum Measurement Standards Chapter 3 - Tank Gauging, Section 1B - Standard Practice for Measurement of Liquid Hydrocarbons in Stationary Tanks by Automatic Tank Gauging.

4.3.3. During the dispatch operations, simultaneous operations cannot occur (lung operation) in the tank shipper, which must be segregated and isolated by block valves (preferably double-lock valve).

- Mode of Commercialization “Delivery in Aratu”

4.4. The measurement of quantities of naphtha supplied to BRASKEM, in the mode of commercialization EEA, will be made, preferably, by Measuring Station (EMED) owned by PETROBRAS, based on calibrated standards traceable to INMETRO and installed in the area of PETROBRAS Supply Unit at the loading port.

4.4.1. To calculate the quantities through EMED will be followed the Manual of Petroleum Measurement Standards, Chapter 12.2, Calculation of Liquid Petroleum Quantities Measured by Turbine or Displacement Meters, First Edition (ANSIIAPI MPMS 12.2).

4.4.2. The calibration of the EMED measurer used for billing should be performed by a tester.

4.4.3. PETROBRAS will be responsible for operation, maintenance and replacement of components EMEO, being allowed to access representatives of BRASKEM to follow, to the installations.

4.4.4. The calibration of the measurer EMED will be made by PETROBRAS, based on its utilization factor, respecting the minimum frequency of 1 (one) month, always previously noticing BRASKEM in advance of at least 5 (five) working days, in order to enable that, if desired, to be represented for monitoring works.

4.4.5. In the absence of a representative of BRASKEM, PETROBRAS will calibrate the measurer, without BRASKEM rights to present any claims about this procedure, and PETROBRAS shall provide a copy of Calibration Report, including Meter Factor graphics.

4.4.6. BRASKEM may request extra calibration of any EMEO equipment upon notification, and if equipment is found to be adjusted, the costs of calibration are charged BRASKEM.

4.4.7. When monitoring of calibrations carried out according to criteria of the Manual of Petroleum Measurement Standards Chapter 13: Statistical Aspects of Measuring and Sampling, Section 2 - Methods of Evaluating Meter Proving Data, American Petroleum Institute, indicate the necessity, additional calibrations shall be made, without there necessarily be a prior notice to BRASKEM.

4.4.8. In any of the situations described in the preceding two sub-items, PETROBRAS will place the updated copy of the Report of Calibration available to BRASKEM.

4.5 In the absence of EMEO or proven its failure, the determination of quantities for billing purposes shall be made based on measurements of the tanks or PETROBRAS, carried out in accordance with the Regulations of the former National Institute of Weights and Measures (INPM), effective for quantitative calculation of derivatives using liquid and for calculations of quantities, the official table of the CNP (Tables Correcting densities and Volumes of Petroleum Products, Resolution 6-70, from June 25, 1970).

4.5.1. PETROBRAS undertake to keep their tanks for sale in good measurement condition, with tonnage certificates issued by INMETRO, within the period of validity as well as measuring instruments (automatic level measurers radar type or automatic level measurer with servo-operated shifter , automatic temperature measurer ,measuring tape, thermometers and hydrometers) calibrated based on standards traceable to INMETRO.

4.5.2. In the case of the use of automatic level and temperature measurers, they should be properly validated by PETROBRAS and follow the criteria of the Manual of Petroleum Measurement Standards Chapter 3 - Tank Gauging, Section 18 - Standard Practice for Measurement of Liquid Hydrocarbons in Stationary Tanks by Automatic Tank Gauging.

4.5.3. During the dispatch operations, simultaneous operations cannot occur (lung operation) in the tank shipper, which must be segregated and isolated by block valves (preferably double-lock valve).

4.6. If, after completion of loading, the difference between the amount of land cleared compared to fixed by the board of the Vessel Experience Factor is outside the range (-) 0.3% (+) 0.3% all measurements should be redone and the remaining difference, the amount that will apply to income that is calculated on board at the origin, corrected by the Vessel Experience Factor.

4.7. If the ship does not carry qualifying travel to calculate the experience factor, the amount for that billing will be calculated in earth ponds of the Terminal or PETROBRAS Refinery at the ports of loading. However, if the difference land x board, in the load, exceeds 0.5%, for more or less, PETROBRAS will be triggered to analyze the trip after unloading and issue an opinion in line with his or BRASKEM representative on the amount to be billed in short, within a maximum of 10 (ten) working days after receipt of all documentation after the trip.

4.8. If, due to operational problems (lung or transfer operation), the load has to be expressed by board, the amount that will apply to income will be the one calculated on board receiver, at the origin, corrected by the Vessel Experience Factor (FEN) calculated as of API, Chapter 17.10. In this case the measuring devices must be calibrated based on the standards traceable INMETRO.

4.9. BRASKEM may send a representative to monitor and verify the measurements made in the place of loading.

5 – ABSENCES AND REMAINS

Modes of Commercialization “Delivery at Point A” (EXA) and “Free to Store” (LPA)

5.1. The monthly differences arising between the amounts provided by PETROBRAS and the amounts received by BRASKEM will be considered compliant when understood within acceptable limits established in the Manual of General Instructions - MIG PETROBRAS, calculated on the basis of quantities issued by PETROBRAS, listed below:

-Measurements in tanks compared to measurements in tanks or online measurements compared with measurements in tanks:

Product	Monthly (%)
Naphtha	-0.10 to +0.05

-Online measurements compared with measurements online (versus EMED EMED):

Based on the history of the last three months of the measurements of two EMEDs, when they are demonstrably calibrated and adjusted, the PARTIES will establish the maximum acceptable relative difference

5.1.1. The PARTIES shall simultaneously send information about the quantities shipped and received, except in exceptional cases, when the matter will be handled locally

5.2. In each Point of Supply a Local Committee of Absences and Remains shall be constituted composed of local representatives of PETROBRAS and BRASKEM, which will determine, based on historical statistics of the movement of the Point of Supply, in which individual cases are not applicable limits of absences and remains from the tables of item 5.1, as well as the limits of absences and remains out of which the individual pumping will be considered nonconforming.

5.2.1. The Local Committee Absences and Remains will submit the study results, possible proposals for new rates obtained in item 5.2 to analyze the specialized area of PETROBRAS, which will give an opinion on the matter within a maximum of thirty (30) days after receipt of the data.

5.3. The cases of pumping with evident deviations in terms of measuring will comprise immediate analysis by the PARTIES and, if they quickly identify the causes, the correct billing can be done immediately.

5.4. Monthly, the PARTIES will raise the total amounts billed and receive the bills from previous month in order to critically evaluate the result that is outside the monthly range defined in section 5.1.

5.4.1. If fully proven irregularities in the measurement of quantities invoiced, the PARTIES shall provide the correct billing within thirty (30) days after completion of the assessment of the cause.

-       Modes of Commercialization “Delivery in Aratu or Tramandaí” (EEA)

5.5. If, after the trip, the difference between the amount raised at the origin and received at the destination is outside the range of (-) 0.30% (+) 0.30% of the amount expressed at the origin, the PARTY concerned may present a global analysis of the trip. Identified the reasons causing the difference and in case of consensus between the PARTIES, the subject to adjustment quantities will be determined.

5.5.1. Regardless of the difference between the amounts expressed at the source and received at the destination if they are clearly identified “nonconformity” measurements used for billing, the interested PARTY may submit a statement identifying the reason documented cause of “noncompliance,” and in case of a consensus among PARTIES, the subject to adjustment quantities will be determined.

5.6. The claim shall be submitted in writing by the interested PARTY, within sixty (60) days after the unloading operation, together with any documentation that provides evidence-based claims, and the other PARTY shall pronounce itself in writing within the next 45 (forty five) days.

5.7. If after the end of the voyage is observed the presence of remaining on board of the BRASKEM property, it shall request reimbursement for the correctness of the amount identified is undertaken within a maximum of 30 (thirty) days and may be charged freight if the occurrence was motivated by Braskem.

6 – VESSELS STAY

-Modes of Commercialization “Delivery in Aratu of Tramandaí” (EEA)

6.1. The costs of demurrage at the discharge of the vessel shall be charged to the causative agent of the event.

6.2. To determine the demurrage costs, pumping time standards linked to the operational characteristics of the vessel used, the rules and practices of the standard form of the charter party “SHELLVOY 6” and the daily cost of stay informed monthly by PETROBRAS will serve as a base.

6.3. The demurrage due to inoperativeness or inefficiency of the receiving system will be the responsibility of BRASKEM

6.4. The demurrage due to inoperativeness or inefficiency of the operator of the discharge port shall be the responsibility of BRASKEM.

6.5. The demurrage due to inoperativeness or inefficiency of the ship will be responsibility of PETROBRAS.

6.6. PETROBRAS will have 90 (ninety) calendar days after the trip to present BRASKEM the spreadsheet that form the basis for calculating the amount to be established in the document collection.

6.6.1. With no agreement about the calculations presented by PETROBRAS, BRASKEM will have 5 (five) working days to appeal.

6.6.2. After that period established in subsection 6.6.1, the Company shall deliver charging document against BRASKEM for payment within thirty (30) days after the issuance date.

6.6.3. In case of default of payment, BRASKEM shall be subject to the procedures described in section 8.11 of the Agreement.

6.6.4. After that period of ninety (90) calendar days after the trip, and without formal presentation of the spreadsheet by PETROBRAS, referred to in item 6.6 , BRASKEM will definitely be free of any charges relating to demurrage occurred on that trip.

7 - VESSELS APPROVAL

7.1. The operation of vessels in the PETROBRAS Raw Materials Terminal in Aratu (TMP) can only occur after approval of the vessel named by PETROBRAS through the vetting procedure of Braskem.

7.1.1. PETROBRAS will provide the information in the “Vetting Questionnaire Braskem,” and BRASKEM should decide on the approval or rejection of a vessel within 2 (two) working days.

ANNEX III – PRICE CALCULATION

1. Formula to calculate the price according to item 6.1 of the Agreement:

Naphtha = ([*] x Ethylene  + [*] x Propylene  + [*] x Benzene  + [*] x ARA + [*]  x Marlim) x Forex

Ket                         Kpr                       Kbz

2. Example  of the price calculation for a hypothetical supply in February 2009:

2.1. Calculation of the Parameters:

Ethylene

Quarterly contract price from the Northwestern Europe ethylene market (Ethylene CP NEW), published by the ICIS, in Euros, converted to US$/t with the exchange rate published by the Central Bank of Brazil.  The application of the formula considers the [*] average of the quotations for the last [*] prior to supply [*].

[*]

Ethylene = [*] / [*]  = [*] US$/t

Propylene

Monthly contract price of the polymer-grade propylene in the U.S. Gulf market (Propylene GP USG), published by the ICIS, in US$/t.  The application of the formula considers the [*] average of the quotations for the last [*] prior to supply [*].

[*]

Propylene = [*] / [*] = [*] US$/t

Benzene

Daily spot price of benzene in the U.S. Gulf market (Benzene SP USG), published by Platts, multiplied by a factor of 3.01308 in order to transform US$ cents/gallon to US$/t.  The application of the formula considers the [*] average of the quotations for the last [*] prior to supply [*].

Benzene = Benzene SP USG (average of the daily quotes from [*] to [*]) x 3.01308 = [*] US$ cents/Gal x 3.01308 = [*] US$/t

ARA

Daily average price of Physical Naphtha on the Northwestern Europe market (NWE CIF ARA), published by Platts, in US$/t.  The application of the formula considers the [*] average of the quotations for the last [*] prior to supply [*].

ARA = NWE CIF ARA average of the daily quotes from [*] to [*]) = [*] US$/t

Marlim

Daily quotation of Marlim petroleum, published by Platts, multiplied by a factor of 6.72 in order to convert US$/bbl to US$/t.  The application of the formula considers the [*] average of the quotations for the last [*] prior to supply [*].

Marlim = Marlim quotation (average of the daily quotes from [*] to [*]) x 6.72 Marlim = [*] US$/bbl x 6.72 = [*] US$/t

KET      Ethylene CP NWE / naphtha ARA

Factor updated for each calendar [*] and calculated as the ratio of the [*] average quotations of Ethylene CP NWE over the last [*] and the [*] average quotations of naphtha NWE CIF ARA over the last [*].

KET (2009) = Ethylene CP NWE (average of the quotes of [*]) / NWE CIF ARA (average daily quotes of [*])
KET (2009) = [*] / [*]= [*]

KPR      Propylene CP USG / naphtha ARA

Factor updated for each calendar [*] and calculated as the ratio of the [*] average quotations of Propylene CP USG over the last [*] and the [*] average quotations of naphtha NWE CIF ARA over the last [*].

KPR (2009) = Propylene  CP USG (average of daily quotes [*]) / NWE CIF ARA (average of daily quotes of [*])
KPR (2009) = [*] / [*]= [*]

KBZ      Benzene SP USG / naphtha ARA

Factor updated for each calendar [*] and calculated as the ratio of the [*] average quotations of Benzene SP USG over the last [*] and the [*] average quotations of naphtha NWE CIF ARA over the last [*].

KBZ (2009) = Benzene SP USG (average of daily quotes of [*]) / NWE CIF ARA (average of daily quotes of [*])
KPR (2009) = ([*] x [*]) / [*]  = [*] / [*]= [*]

2.2.      Price calculation of Naphtha US$/t:

Naphtha (US$/t) = [*]  x Ethylene + [*]  x Propylene + [*]  x Benzene + [*]  x ARA + [*]  x Marlim
                                          KET                                    KpR                  KBZ

Naphtha (US$/t) = [*]  x [*] + [*]  x [*] + [*]  x [*]  + [*]  x [*] + [*]  x [*]
                                      [*]            [*]           [*]

Naphtha (US$/t) = [*]  US$/t

2.3       Checking the lower limit (floor) and top (roof) according to item 6.2 of the Agreement

Top Limit (TL) = [*]  x ARA = [*]  x [*]  = [*]  US$/t
Lower Limit (LL) = [*]  x ARA = [*]  x [*]  = [*]  US$/t

If Naphtha (US$/t) > TL; then Naphtha Petrobras (US$/t) = TL
If Naphtha (US$/t) < LL; then Naphtha Petrobras (US$/t) = LL
If LL ≤ Naphtha (US$/t) ≤ TL; then Petrobras Naphtha (US$/t) = Naphtha (US$/t)

For this example:     Naphtha (US$/t) = [*]  > LS
                                    Petrobras Naphtha (US$/t) = LS = [*]  US$/t

2.4.      Conversion of US$/t to R$/t

Exchange

Average daily prices for the sale of U.S. dollars released by the Central Bank of Brazil in the period between the first and last day of the month (N-1).

Petrobras Naphtha (R$/t) = Naphtha Petrobras (R$/t) x Exchange

Petrobras Naphtha (R$/t) = [*]  x 2.3074 = [*] =  R$/t